MERCURY FINANCE COMPANY
                              Liquidation Analysis
                                 (000's omitted)

FOOTNOTES:

(1)      Overall Liquidation Strategy:

         The liquidation is assumed to commence on March 1, 1999. Under the liquidation scenario, the Debtor ceases the acquisition of new loans immediately and collects its loan portfolio through its branch network for approximately 10 months. The number of branches and employees would decline as the portfolio shrinks. At the end of 1999, it is assumed that the remaining portfolio is sold for 80% (based upon net finance receivables net of the bad debt allowance). Employees would be offered a stay bonus to induce them to remain with the Debtor until their services are no longer required. This stay bonus is based upon the same successful compensation plan used when the Debtor downsized its operations from 260 to 185 branches in late 1997. A brief summary of the Debtor's operating structure through the course of the liquidation is as follows:

-------------------------------------------------------------------------------------------
                     Actual                          Quarter Beginning
-------------------------------------------------------------------------------------------
                     9/30/98     1/1/99       4/1/99      7/1/99       10/1/99     1/1/2000
-------------------------------------------------------------------------------------------
# of Branches          184          153         133          132          112           92
-------------------------------------------------------------------------------------------
# of Employees       1,328        1,015         905          905          785          640
-------------------------------------------------------------------------------------------

         Midland Finance Company ("Midland"), the Debtor's wholly owned subsidiary, is not included in the above summary. Midland is a $38 million consumer loan company and operates from two facilities in Chicago. It is assumed that Midland would be liquidated in the same manner as the Debtor, i.e., it would cease new loan originations immediately, collect its portfolio through a downsized operation through December, 1999 and the remaining portfolio would be sold at that time.

         The Debtor also owns a $53 million unsecured credit card portfolio, which is administered and serviced by a third party vendor. It is assumed that a sale of the credit card portfolio will be completed by January 1999. The sale will result in cash of $25 million upon closing and payment of $1.5 million in June 1999 and an additional $1.5 million in December 1999.

         Once the Debtor's various loan portfolios are sold by December, 1999, it is assumed that a core staff of employees would continue to market and sell repossessions that were in the "pipeline" at December, 1999, prepare final financial statements, tax and payroll reports, exit all facilities, pay final bills and wind down all administrative affairs of the Debtor. It is assumed that all functions would cease by March 31, 2000.



 FOOTNOTE
REFERENCE
                CASH PROCEEDS
(1) & (2)       Monthly Cash Collections                $ 305,336
   (3)          Receivable Sale                           200,275
                Income Tax Refunds                          2,364
                Asset Sales                                 3,000
                                                            -----
                         Gross Cash Proceeds              510,975
   (4)          Less: Cost of Operations                 (55,867)
                         Professional fees                (4,210)
                                                          -------

                Net Cash Provided                         450,898
                Plus Begining Cash on Hand                211,192
                                                          -------

                NET CASH PROCEEDS                                      662,090


                PRIORITY CLAIMS
                         Medical Claims                       600
   (5)                   Unfunded Pension Liability         2,000
                         Taxes                              1,471
                                                            -----
                         Total Priority Claims                           4,071

                CASH AVAILABLE FOR UNSECURED CLAIMS                    658,019
                                                                       =======

                Unsecured Claims
                         Long Term Note Holders           335,131
                         CP Holders                       339,340
                         Midland Debt                         773
                         Subordinated Debt                 22,500
                                                           ------
                           Total Debt                                  697,744

                         All Other Unsecured                            12,920
                                                                        ------


                TOTAL UNSECURED CLAIMS                               $ 710,664
                                                                     =========

                         Distribution                                    92.6%

   (6)          PERCENTAGE NET PRESENT VALUE DISTRIBUTION
                (9% DISCOUNT RATE)                                       89.1%
                                                                         ====


FOOTNOTES (CONTINUED)

(2)      Monthly cash collections 3/99 thru 12/99
         Cash collected from portfolio                                 $ 307,457
         Recoveries                                                       14,481
         Less: Claims with Offset Rights
         Progressive Insurance                               (7,350)
         Outstanding Checks for Purchased Contracts          (8,886)
         Unpaid insurance premiums                             (366)
                                                               ----
                                                                        (16,602)
                                                                        -------
         Monthly Cash Collections                                      $ 305,336
                                                                       =========


(3)      Assumes remaining receivables are sold December
         1999 as follows:

         Gross Receivables at 12/99
           Direct                                           $ 50,983
           Sales Finance                                     317,908
                                                             -------
         Total Gross Receivables                             368,891
         Less:
           Unearned Interest                                (71,350)
           Allowance for Credit Losses                      (35,699)
           Unamortized Dealer Reserve                       (11,498)
                                                            --------
                                                           (118,547)

         Net Receivables                                     250,344
         Estimated Sales Price                                   80%
                                                             ------

         Final Cash Receipts                                           $ 200,275
                                                                       =========


(4)      Cost of Operations
         Home Office Expense                                $ 12,101
         Branch Operations                                    24,900
         Closing Expenses                                      2,082
         Midland Expenses                                      1,522
         Credit Card Expenses                                  4,008
         Employee Stay Bonues                                 11,254
                                                              ------
                                                            $ 55,867
                                                            ========

(5) The PBGC has claimed that the Debtor has an unfunded pension liability in the amount of $2 million. Although the Debtor disputes this claim, it has been included in this analysis.

(6) The 92.6% dividend to debtholders will be paid periodically over the liquidation period. The net present value of these payments, discounted at 9%, is as follows:

         Total Unsecured Claims                              710,664

         Net Present Value of Payments to Claimants          633,234

         Percentage Net Present Value Distribution             89.1%